FOR IMMEDIATE RELEASE	CONTACT:
November 15, 2010	Thomas Plotts, CFO (212) 716-1977 x 222

ATRINSIC BUSINESS UPDATE AND FINANCIAL RESULTS FOR THE THIRD QUARTER 2010

New York(November 15, 2010) - Atrinsic, Inc., (NASDAQ: ATRN), a marketer of direct-to-consumer subscription products and an Internet search marketing agency, announced third quarter (unaudited) 2010 results today and also provided a business update.

Revenues for the third quarter of 2010 were $9.2 million compared with $14.9 million for the third quarter of 2009, a decrease of 38%. Subscription revenue decreased to $4.3 million for the three months ended September 30, 2010, compared to $4.9 million for the three months ended September 30, 2009, a decrease of 13%. This decrease in Subscription revenue was due to a lower number of subscribers in the third quarter, compared to the year-ago period.  Transactional and Marketing Services revenue decreased to $4.9 million for the three months ended September 30, 2010 compared to $10.0 million for the three months ended September 30, 2009, a decrease of 51%. The decrease in Transactional and Marketing Services revenue was attributable to the loss of accounts and a reduction in discretionary advertising expenditures by our clients, as well as a result of a restructuring of our Transactional and Marketing Services activities.

Operating expenses for the third quarter of 2010 were $12.8 million compared with $19.9 million for the third quarter of 2009, a decrease of 36%. The decrease in operating expenses was due to the decline in Transactional and Marketing Services revenue which resulted in a corresponding reduction in purchased media compared to the year-ago period, and significantly lower subscriber acquisition rates, which resulted in a lower number of subscribers acquired and lower cost of media compared to the year ago period.  The Company lowered its subscriber acquisition rate in the third quarter in anticipation of enhancements to the Kazaa digital music service. The decrease in operating expenses for the third quarter was also the result of lower selling and marketing and general and administrative expense compared to the year ago period, reflecting efforts the Company is making to align its cost structure with its revenue base. The product and distribution component of operating expense increased, compared to the year-ago period, which was due to Kazaa development costs and greater royalty and license expense payable to the rights’ holders owners, also associated with Kazaa.  The Company anticipates realizing improvement in its fixed cost operating run rate by 30% to 50% over the next two quarters as a result of aggressive restructuring efforts. See Restructuring Plan below, for further details on the progress the Company is making to further reduce its operating expenses.

Adjusted EBITDA for the third quarter of 2010 was a loss of ($3.1) million compared with a loss of ($4.3) million for the third quarter of 2009, a 28% improvement. This improvement in Adjusted EBITDA loss compared to the year-ago period was due to the ability of the Company to reduce operating expenses more in line with the drop in revenue during the third quarter.  Adjusted EBITDA is a non-GAAP measure – see Supplemental Disclosure regarding Non-GAAP Measures below.

Net loss attributable to Atrinsic for the third quarter of 2010 was ($3.6) million (($0.17) loss per basic and diluted share) compared with net loss of ($2.4) million for the third quarter of 2009 (($0.12) loss per basic and diluted share).

As of September 30, 2010, the Company had $4.2 million of cash and cash equivalents and $6.0 million of working capital. Subsequent to quarter end, the Company received $2.7 million of cash refunds from the IRS relating to its $3.5 million in taxes receivable on the Company’s balance sheet as of September 30, 2010.

Subscription Services and Kazaa

The Kazaa digital music service is the Company’s principal premium direct-to-consumer subscription product. Although we have a broad offering of direct-to-consumer subscription products, Kazaa is central to the Company’s strategy to become a leading direct-to-consumer business and as a result is an important focus for management.  We ended the third quarter of 2010 with approximately 217,000 total subscribers across all of the Company’s consumer subscription services.  The Company had approximately 64,000 Kazaa subscribers at the end of the third quarter 2010.  Across the Company’s product portfolio, average revenue per user (“ARPU”) for the third quarter of 2010 was approximately $5.74, an increase of 31% compared to the year ago period.  This positive ARPU effect was due to the higher retail price point of the Kazaa digital music subscription service and improvements in billing efficiency.  The Company added approximately 52,000 new subscribers during the quarter, over half of which were Kazaa subscribers.  This level of customer acquisition was not sufficient to maintain the Company’s existing subscriber base during the quarter.  The Company consciously moderated and limited the rate of subscriber acquisitions in response to changes in its alternative billing processes and in anticipation and implementation of improvements and enhancements to the current Kazaa digital music service.

Transactional and Marketing Services (Atrinsic Interactive)

The bulk of the Company’s Transactional and Marketing Services activity is comprised of activities related to Atrinsic Interactive, the Company’s Internet search marketing agency. Atrinsic Interactive develops and manages search engine marketing campaigns for advertising clients.  During the third quarter of 2010, the Company substantially completed its actions to eliminate any unprofitable or marginally profitable lead generation campaigns and marketing programs from its Transactional and Marketing Services offerings. As a result of this restructuring,the bulk of our Transactional and Marketing Services revenue now consists of revenue generated from Atrinsic Interactive, together with higher yielding marketing campaigns.

Restructuring Plan

In connection with its announcement on October 14, 2010 to purchase the assets of the Kazaa digital music service from Brilliant Digital, Inc. (“Brilliant Digital”), the Company is undertaking a restructuring of its existing operations, and of the Kazaa business that Brilliant Digital is engaged in, to rapidly reduce certain expenditures and to improve product development, sales and customer acquisition outcomes for the Kazaa digital music service, and for the Company in general.

The restructuring involves the consolidation of all of the Company’s activities in New York and includes the closure of the Company’s Canadian technology facility, the reduction of approximately 40 employees and the intended disposition or reallocation of fixed assets at that location. In addition, all of Brilliant Digital’s Kazaa development, backend and marketing operations, currently located in Sydney, Australia and Los Angeles, California will transition primary functions and activities to personnel in New York. Approximately 30 employees or contractors will be affected by this reduction and transfer of activities. It is expected that the bulk of the consolidation of operations to the Company’s headquarters in New York will be completed by the end of the fourth quarter, 2010 and that the reorganization will be fully complete by the end of the first quarter, 2011.

The reorganization and consolidation of activities from three locations to a single location are expected to yield cost savings as a result of the reduction in headcount, the elimination of duplicative activities and combining or eliminating networking and other overhead costs. The Company anticipates that the effect of the restructuring will be to reduce its quarterly fixed operating expense (which the Company defines as operating expense excluding cost of media, royalties and licenses and depreciation, amortization and stock-based compensation expense) by approximately 30% to 50%.

The Company also expects that the reorganization will yield improved operational benefits as a result of consolidating the activities, management and personnel of product development, sales, marketing, subscriber acquisition, customer service billing and general and administrative activities in one location.

The Company expects to take a charge of approximately $1.1 million in the fourth quarter of 2010 to account for costs associated with the restructuring’s exit and disposal activities that have been identified and can be reasonably estimated. The restructuring costs include non-cash charges of approximately $0.4 million.

Kazaa Update

The Company’s strategy with Kazaa is to improve subscriber life time value (“LTV”) through product and service improvements and to expand Kazaa’s reach into the rapidly expanding mobile market.

During the third quarter of 2010, the Company engineered and implemented significant improvements into Kazaa.com and the Kazaa digital music service, while tempering its customer acquisition activity.  The enhancements and improvements are ongoing and will continue into 2011.  The enhancements are centered around the access, delivery, merchandizing and organization of music within the service to improve the customer experience. The Company is already seeing higher rates of subscriber utilization as a result of these preference engine improvements.  The Company believes that higher utilization rates are directly correlated with increased LTVs, customer retention, and lower subscriber attrition.

Kazaa’s product plans includes addressing the mobile market in a significant way.  The Company believes the mobile market represents a critical and necessary requirement to grow and retain subscribers in a competitive digital music market place.  The Company plans to release mobile product offerings in the first quarter of 2011.  By the end of the fourth quarter 2010, Kazaa.com should be optimized for users to access content on many mobile devices, including most currently marketed smart phones, tablets and pads. In the first quarter of 2011, the Company expects to launch a number of mobile applications so that subscribers can access Kazaa and stream and download music on mobile devices with Android, Blackberry, and Windows Mobile 7 operating systems and on theiPhone.  The Company’s pricing strategy for the Kazaa Music Service is expected to match the Company’s move into the mobile space, by offering subscribers a number of pricing and access plans that will be competitive in the current marketplace.

In connection with the acquisition by Atrinsic of the Kazaa music subscriptionassets from Brilliant Digital, the Company plans to file with the SEC a ProxyStatement Pursuant to Section 14(a) of the Securities Exchange Act of 1934. The Proxy Statement will be mailed tostockholders of Atrinsic. Investors and security holders are urged to read the proxy statement and other documents filed with the SEC carefully in their entirety when they become available because they will contain important information about the transaction.  Investors and security holders will be able to obtain free copies of the Proxy Statement (when available) andother documents filed with the SEC by the Comapny through the web site maintained by the SEC at http://www.sec.gov/.Free copies of the Proxy Statement (when available) and other documents filed with the SEC can also be obtainedby directing a request to Thomas Plotts, Chief Financial Officer, Atrinsic, Inc. at 212-716-1977 ext. 222.

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All non-GAAP amounts have been adjusted from comparable GAAP measures. A description of all adjustments and reconciliations to comparable GAAP measures for all periods presented are included within this communication.

About Atrinsic and Kazaa

Atrinsic, Inc. is a marketer of direct-to-consumer subscription products and an Internet search-marketing agency. Atrinsic sells entertainment and lifestyle subscription products directly to consumers, which are marketed through the Internet. Atrinsic also sells Internet marketing services to its corporate and advertising clients. Atrinsic has developed its marketing media network, consisting of web sites, proprietary content and licensed media, to attract consumers, corporate partners and advertisers.  Atrinsic believes its marketing media network and proprietary technology allows it to cost-effectively acquire consumers for its products and for its corporate partners and advertisers.

Kazaa is a subscription-based digital music service that gives users unlimited access to hundreds of thousands of CD-quality tracks. For a monthly fee users can download unlimited music files and play those files on up to three separate computers and download unlimited ringtones to a mobile phone. Unlike other music services that charge you every time a song is downloaded, Kazaa allows users to listen to and explore as much music as they want for one monthly fee, without having to pay for every track or album. Consumers are billed for this service on a monthly recurring basis through a credit card, landline, or mobile device. Royalties are paid to the rights’ holders for licenses to the music utilized by this digital service.  Atrinsic and Brilliant Digital, Inc. jointly offer the Kazaa digital music service pursuant to a Marketing Services Agreement and a Master Services Agreement between the two companies.

Forward-Looking Statements

This press release contains “forward-looking” statements based on management’s current expectations as of the date of this release. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements include the Company’s discussion relating to management’s current strategic priorities. Because such statements inherently involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward looking statements. Such risks include, among others, the Company’s ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support growth, and other information that may be detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.  All information in this release is as of November 15, 2010. The Company does not undertake any obligation to update or revise these forward-looking statements to conform to actual results or changes in the Company’s expectations.

Supplemental Disclosure regarding Non-GAAP Measures

EBITDA and Adjusted EBITDA

The following tables set forth the Company’s EBITDA and Adjusted EBITDA for the three month periods ending on September  30, 2010 and 2009, respectively. The Company defines “EBITDA” and “Adjusted EBITDA” as net income adjusted to exclude the following line items presented in its Statement of Operations: Equity in loss of investee, noncontrolling interest, income taxes, other expense (income), interest expense, interest and dividend income, net, depreciation and amortization, and in the case of Adjusted EBITDA non-cash equity based compensation. While this non-Generally Accepted Accounting Principles (“GAAP”) measure has been relabeled to more accurately describe in the title the method of calculation of the measure, the actual method of calculating the measure is presented below.

The Company uses Adjusted EBITDA, among other things, and possibly with additional adjustments, to evaluate the Company’s operating performance, to value prospective acquisitions, and as one of several components of incentive compensation targets for certain management personnel, and this measure is among the primary measures used by management for planning and forecasting of future periods. This measure is an important indicator of the Company’s operational strength and performance of its business because it provides one of several links between profitability and operating cash flow. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, it is our understanding that this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. The Company has elected to not adjust EBITDA for the impact of the adoption of ASC 718 (formerly FAS No.123R) and the Company has provided what it believes to be relevant supplemental information in this communication for analysis by others to fit their particular needs.

Since EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance. EBITDA and Adjusted EBITDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. As EBITDA and Adjusted EBITDA exclude certain financial information compared with net income, the most directly comparable GAAP financial measure, users of this financial information should consider what information is excluded. As required by the SEC, the Company provides below a reconciliation of EBITDA and Adjusted EBITDA to net income, the most directly comparable amount reported under GAAP.

Reconciliation of Reported Net Income (Loss)
To EBITDA and Adjusted EBITDA
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009

Net loss attributable to Atrinsic	$(3,636)	$(2,386)	$(11,562)	$(5,520)

Reconciliation Items:
Equity in loss of Investee	13	61	74	113
Net loss attributable to noncontrolling interest	-	-	-	28
Income taxes	35	(2,736)	208	(4,336)
Other (income) expense	(77)	-	(87)	5
Interest (income) expense and dividends, net	(3)	(4)	(7)	9
Depreciation and amortization	325	549	972	3,111

EBITDA	$(3,343)	$(4,516)	$(10,402)	$(6,590)

Non-cash equity based compensation	225	258	860	1,080

Adjusted EBITDA	(3,118)	(4,258)	(9,542)	(5,510)

Diluted Adjusted EBITDA
per Common Share	(0.15)	(0.21)	(0.46)	(0.27)

ATRINSIC, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	As of	As of
	September 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$4,249	$16,913
Accounts receivable, net of allowance for doubtful accounts of $2,302 and $4,295	6,678	7,985
Income tax receivable	3,492	4,373
Prepaid expenses and other current assets	878	2,643

Total Current Assets	15,297	31,914

PROPERTY AND EQUIPMENT, net of accumulated depreciation of $1,297 and $1,078	3,172	3,553
INTANGIBLE ASSETS, net of accumulated amortization of $3,640 and $8,605	6,733	7,253
INVESTMENTS, ADVANCES AND OTHER ASSETS	1,446	1,878

TOTAL ASSETS	$26,648	$44,598

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$4,264	$6,257
Accrued expenses	4,125	9,584
Other current liabilities	945	725

Total Current Liabilities	9,334	16,566

DEFERRED TAX LIABILITY, NET	1,735	1,697
OTHER LONG TERM LIABILITIES	906	988

TOTAL LIABILITIES	11,975	19,251

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY
Common stock - par value $0.01, 100,000,000 authorized, 23,621,078 and 23,583,581 shares issued at September 30, 2010 and 2009, respectively; and, 20,895,042 and 20,842,263 shares outstanding at September 30, 2010 and 2009, respectively.	236	236
Additional paid-in capital	179,282	178,442
Accumulated other comprehensive income (loss)	17	(20)
Common stock, held in treasury, at cost, 2,726,036 and 2,741,318 shares at 2010 and 2009, respectively.	(4,981)	(4,992)
Accumulated deficit	(159,881)	(148,319)

Total Stockholders' Equity	14,673	25,347

TOTAL LIABILITIES AND EQUITY	$26,648	$44,598

ATRINSIC, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Subscription	$4,261	$4,889	$15,234	$15,099
Transactional and Marketing Services	4,916	9,984	16,956	40,330
NET REVENUE	9,177	14,873	32,190	55,429

OPERATING EXPENSES
Cost of media-third party	4,589	9,911	17,943	35,859
Product and distribution	4,396	3,651	13,886	8,502
Selling and marketing	938	2,168	3,225	7,095
General, administrative and other operating	2,597	3,659	7,538	10,563
Depreciation and amortization	325	549	972	3,111
	12,845	19,938	43,564	65,130

LOSS FROM OPERATIONS	(3,668)	(5,065)	(11,374)	(9,701)

OTHER (INCOME) EXPENSE
Interest income and dividends	(4)	(5)	(9)	(67)
Interest expense	1	1	2	76
Other (income) expense	(77)	-	(87)	5
	(80)	(4)	(94)	14

LOSS BEFORE TAXES AND EQUITY IN LOSS OF INVESTEE	(3,588)	(5,061)	(11,280)	(9,715)

INCOME TAXES	35	(2,736)	208	(4,336)

EQUITY IN (EARNINGS) LOSS OF INVESTEE, AFTER TAX	13	61	74	113

NET LOSS	(3,636)	(2,386)	(11,562)	(5,492)

LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST, AFTER TAX	-		-	28

NET LOSS ATTRIBUTABLE TO ATRINSIC, INC.	$(3,636)	$(2,386)	$(11,562)	$(5,520)

NET LOSS PER SHARE ATTRIBUTABLE TO ATRINSIC COMMON STOCKHOLDERS
Basic	$(0.17)	$(0.12)	$(0.55)	$(0.27)
Diluted	$(0.17)	$(0.12)	$(0.55)	$(0.27)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	20,865,096	20,634,558	20,859,554	20,570,326
Diluted	20,865,096	20,634,558	20,859,554	20,570,326

ATRINSIC, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(Dollars in thousands, except per share data)

	Nine Months Ended
	September 30,
	2010	2009

Cash Flows From Operating Activities
Net loss	$(11,562)	$(5,492)
Adjustments to reconcile net loss to net cash
used in operating activities:
Allowance for doubtful accounts	(20)	1,824
Depreciation and amortization	972	3,111
Stock-based compensation expense	860	1,080
Stock for service	-	16
Deferred income taxes	37	(4,640)
Equity in loss of investee	74	186
Changes in operating assets and liabilities of business, net of acquisitions:
Accounts receivable	1,310	4,812
Prepaid income tax	896	(11)
Prepaid expenses and other current assets	1,765	1,334
Accounts payable	(1,993)	(237)
Other, principally accrued expenses	(5,306)	(4,330)
Net cash used in operating activities	(12,967)	(2,347)

Cash Flows From Investing Activities
Cash received from investee	360	1,940
Cash paid to investees	-	(914)
Proceeds from sales of marketable securities	-	4,242
Business combinations	-	(1,740)
Acquisition of loan receivable	-	(480)
Capital expenditures	(41)	(675)
Net cash (used in) provided by investing activities	319	2,373

Cash Flows From Financing Activities
Repayments of notes payable	-	(1,750)
Liquidation of non-controlling interest	-	(288)
Return of investment - noncontrolling interest	-	138
Purchase of common stock held in treasury	(9)	(939)
Net cash used in financing activities	(9)	(2,839)

Effect of exchange rate changes on cash and cash equivalents	(7)	(6)

Net (Decrease) Increase In Cash and Cash Equivalents	(12,664)	(2,819)
Cash and Cash Equivalents at Beginning of Year	16,913	20,410
Cash and Cash Equivalents at End of Period	$4,249	$17,591

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$2	$72
Cash (refunded) paid for taxes	$(696)	$284
Non-Cash Transactions:
Extinguishment of loan receivable in connection with business combination	$-	$480
Common stock issued for extinguishment of loan receivable in connection with business combination	$-	$146
Common stock issued in connection with business combination	$-	$575